Exhibit 99.(h)(x)

AMENDED AND RESTATED

ANTI-MONEY LAUNDERING DELEGATION AGREEMENT

May 30, 2008

Martin Currie Business Trust

Saltire Court

20 Castle Terrace

Edinburgh, Scotland

EH1 2ES

Dear Sir or Madam:

This Amended and Restated Anti-Money Laundering Delegation Agreement (the “Agreement”) is made by and between Martin Currie Business Trust (the “Trust”), on behalf of each of its series, and State Street Bank and Trust Company (“State Street”) in connection with certain requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) and regulations promulgated thereunder (the “Regulations”).

RECITALS

WHEREAS, Section 352 of the USA PATRIOT Act and the Regulations promulgated thereunder require financial institutions, including mutual funds such as the Trust, to adopt anti-money laundering programs;

WHEREAS, Section 326 of the USA PATRIOT Act and the Regulations promulgated thereunder require financial institutions, including mutual funds such as the Trust, to develop and implement, as part of their anti-money laundering programs, customer identification programs  and identify and report unusual and suspicious account activity to regulators;

WHEREAS, the Trust has adopted an anti-money laundering program (the “AML Program”) that includes a customer identification program (the “CIP”) and suspicious activity reporting in accordance with the requirements of Section 352, Section 326 and the Regulations and has authorized certain employees of Martin Currie, Inc., the Trust’s adviser, to act as AML Officers pursuant to the AML Program;

WHEREAS, Section 103.131(b)(6) of the Regulations allow a mutual fund to delegate to a service provider the implementation and operation of certain elements of the mutual fund’s anti-money laundering program, customer identification program and suspicious activity reporting;

WHEREAS, State Street currently serves as administrator, custodian and transfer and dividend paying agent for the Trust;

WHEREAS, the Trust desires to delegate to State Street the implementation and operation of certain aspects of its AML Program (including certain aspects of the CIP and suspicious activity reporting), as described below, and State Street desires to accept such delegation pursuant to the terms of this Agreement;

WHEREAS, in connection with the identification and reporting of unusual and suspicious activity (“Monitoring Activities”), the Transfer Agent may encounter shareholder activity that would require the filing of a Suspicious Activity Report (“SAR”) with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”);

WHEREAS, FinCEN has adopted a rule (the “Rule”) under the Bank Secrecy Act (the “Act”) requiring mutual funds to report suspicious transactions, effective for any transactions occurring after October 31, 2006 (“Effective Date”);

WHEREAS, the Trust desires to delegate to State Street the day-to-day responsibility for filing SARs on its behalf based on suspicious transactions observed during the course of Monitoring Activities, on or after the Effective Date; and

WHEREAS, the Trust and State Street are parties to that certain Anti-Money Laundering Delegation Agreement dated as of May 19, 2004 (the “Original Agreement”);

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend and restate the Original Agreement in its entirety as follows:

1.             Delegation; Duties.

1.1.          The Trust hereby delegates to State Street the performance of the procedures set forth on Exhibit A (the “Procedures”), which is attached to and made a part of this Agreement.

1.2.          State Street hereby accepts the delegation of and agrees to perform the Procedures with respect to the ownership or attempted ownership of shares in series of the Trust set forth on Exhibit B, which is attached to and made a part of this Agreement, pursuant to the terms of this Agreement.

1.3           Except as otherwise expressly stated in this Agreement, State Street makes no representation or warranty, either express, implied or statutory, concerning the Procedures herein.  The Trust expressly confirms that it has not relied upon any representation by the State Street other than those expressly set forth herein as a basis for entering into this Agreement.  The provisions of this §1.3 shall survive the termination of this Agreement.

2.             Consent to Examination; Cooperation.  Both State Street, in connection with its performance of this Agreement, and the Trust each acknowledge in accordance with the Regulations that  (a)  federal regulatory examiners, the Trust or the AML Program’s auditors may request information and records maintained by State Street relating to State Street’s performance of the Procedures for the Trust.  State Street (a) shall permit federal regulatory examiners, the Trust or the AML Program’s auditors to examine State Street, in the case of examiners, or audit State Street in the case of others, in connection with State Street’s performance of the Procedures for the Trust and (b) agrees to cooperate with such federal regulatory examiners, the Trust or the AML Program’s auditors in connection with such examination or audit.  In connection with any such examination or audit, State Street shall use reasonable efforts to make all necessary records and information (excluding any working papers except as may be required by law, rule, order, or regulation applicable to State Street) directly relating to its performance of the Procedures hereunder available for review; provided, however, that with respect to audits directed by the Trust or its auditors, State Street shall provide such records and other information in accordance with reasonable procedures, at reasonable frequencies, within normal business hours, which shall not exceed once per quarter unless otherwise agreed to by the parties, and the Trust or such auditors shall provide reasonable advance notice of such audits.  Copies of any records or other information shall be produced by State Street at the reasonable request of the Trust and the reasonable cost of such production shall be borne by the Trust in accordance with Exhibit D.

3.             Limitation on Delegation.  The Trust understands and acknowledges that notwithstanding the Trust’s delegation of performance of the Procedures to State Street the Trust remains responsible for assuring compliance by the Trust with the USA PATRIOT Act and the Regulations.  The Trust acknowledges and agrees that in accepting the delegation hereunder, State Street is agreeing to perform only those Procedures set forth on Exhibit A, as amended from time to time, and is not undertaking to perform (other than to perform the Procedures described herein), monitor or assess the effectiveness of the Trust’s AML Program or for the overall compliance by the Trust with the USA PATRIOT Act and the Regulations.

4.             Third Parties.  Organizations from which State Street may obtain certain data in the performance of the Procedures are solely responsible for the contents of such data and the Trust agrees to make no claim against State Street arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.  All computer programs and software specifications used in connection with the Procedures are provided on an as is, as available basis.  State Street expressly disclaims all warranties except those expressly stated herein including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose.

5.             Reports.  State Street agrees to provide to the Trust: (a) any reports received by State Street from or provided by State Street to any government agency relating to or arising out of State Street’s performance of the Procedures; (b) notification of any event or action taken by State Street other than those which State Street in its reasonable discretion determines are in the ordinary course of business concerning State Street’s performance of the Procedures; and (c) on the anniversary of the date of this Agreement, an annual certification of State Street’s performance of the Procedures (in substantially the form attached as Exhibit E hereto).  State

Street shall also provide such other reports concerning State Street’s performance of the Procedures as may be agreed to from time to time by the parties.

6.             Exceptions to Disclosure.  Notwithstanding anything to the contrary contained herein and except as may be required by any law, regulation, order or rule applicable to State Street, in no event shall State Street be obligated hereunder to provide access to or disclose reports or other information to the Trust or any other entity if State Street in its reasonable good faith opinion determines that such access or disclosure would contravene any law, rule, regulation, order, judgment, decree or binding agreement to which State Street is subject or violate or prejudice any attorney client privilege that State Street may invoke.

7.             Fees & Expenses.  In consideration of the performance of the duties set forth in this Agreement, including the Procedures, the Trust agrees on behalf of each of its series to pay to State Street, in lieu of any other fees or expenses for the performance of such duties, the fees and expenses set forth on Exhibit D to this Agreement.

8.             Reliance on Information and Authenticity.  The Trust hereby acknowledges and understands that State Street’s ability to perform the Procedures hereunder is contingent upon the Trust’s  ongoing cooperation with State Street.  The Trust shall use all reasonable efforts in good faith to cooperate with State Street, taking all reasonable action in its power in a timely manner which State Street, in its reasonable opinion, deems necessary or appropriate to enable or assist State Street in performing any of the Procedures under this Agreement, including but not limited to, providing, or causing to be provided, to State Street information or documents in its possession which State Street reasonably deems appropriate to provide the duties hereunder.  Notwithstanding anything to the contrary contained herein, in no event shall the Trust be obligated to provide information or documents to State Street if in its reasonable good faith opinion doing so would contravene any applicable law, rule, regulation, order, judgment or decree to which the Trust is subject.  State Street shall, when performing hereunder, be entitled to rely upon (i) the accuracy of information, data and authorizations received from the Trust or any shareholder pursuant to the Procedures and (ii) the authenticity of any representation purporting to be from, or signature purporting to be of, the Trust or a shareholder, in both cases other than information received from or concerning a shareholder that State Street is obligated to verify in accordance with the Procedures.  The Trust shall be entitled to rely on the accuracy of information and data received from State Street pursuant to this Agreement.

9.             Standard of Care.  The parties to this Agreement understand and acknowledge that State Street shall act on behalf of, and as agent for, the Trust with respect to the Procedures set forth in Exhibit A.  In no event shall State Street be liable for its failure to perform under the terms of Agreement, except where State Street has acted with negligence or willful misconduct.  Without limiting the scope of the foregoing, neither party shall be liable for any failure to fulfill its obligations under this Agreement or for delays or errors occurring by reason of circumstances beyond its control, including, without limitation, acts of civil, banking or military authorities, national emergencies, labor difficulties, fire, flood or other catastrophes, acts of God, insurrection, war, riots, failure of transportation, failure of vendors, communication or power supply or malfunction of, or unavoidable difficulties with its equipment.  If, for any reason, either party is adjudged liable to the other, the amount of damages recoverable shall not exceed the actual damages of the damaged party, and in no event shall include consequential damages, exemplary damages, or lost profits, even if the damaged party advises the liable party of the possibility of such damages.  The provisions of §9 shall survive the termination of this Agreement.

10.           Indemnity.  The Trust shall indemnify and hold harmless State Street from and against any and all losses, penalties, expenses or other harm or injury which State Street may incur or suffer or which may be asserted by any person or entity, including reasonable attorneys’ fees and court costs, arising out of (i) any failure by the Trust to observe and perform properly each and every covenant of this Agreement or any other material wrongdoing of the Trust hereunder, or (ii) any action taken or omitted to be taken by State Street hereunder or in reasonable reliance upon information provided to it by the Trust; provided, however, that the Trust shall not be required to indemnify and hold harmless State Street from any losses which are caused by the State Street’s negligence or willful misconduct.  Upon the assertion of a claim for which the Trust may be required to indemnify State Street, State Street shall promptly notify the Trust of such assertion, and shall keep the Trust advised with respect to all developments concerning such claim.  The Trust shall have the option to participate with State Street in the defense of such claim or to defend against such claim in its own name or in the name of State Street.  State Street shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify State Street except with the Trust’s prior written consent.  The provisions of §10 shall survive the termination of this Agreement.

11.           Miscellaneous.

11.1.        No Third Party Beneficiaries/Joint Ventures.  This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.  This Agreement shall not be deemed to constitute the Trust and State Street as partners or joint venturers.

11.2.        Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, term sheets, letter agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

11.3.        Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, which may not be unreasonably withheld.

11.4.        Authorization. Each party represents to the other that the execution and delivery of this Agreement has been duly authorized or approved.

11.5.        Governing Law.  This Agreement will be governed by and construed in accordance with the  laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.6.        Waivers and Amendment.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both parties.  Notwithstanding the foregoing, State Street may, at any time, amend Exhibit A and any such amendment shall be effective upon sixty (60) days’ written notice to the Trust unless such amendment is required by law, rule or regulation to take effect sooner, in which case State Street shall use reasonable efforts to give the Trust prior written notice of any such amendment, to the extent feasible.  No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.7.        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.8.        Termination.  This Agreement may be terminated by either party upon sixty (60) days’ written notice to the other; provided, however, that in the event that the Transfer Agent and Service Agreement between the parties dated June 6, 1994, is terminated pursuant to its terms, this Agreement shall terminate on the same day.  Notwithstanding the foregoing, the Trust may terminate this Agreement immediately upon its receipt of a notice from State Street stating that State Street has amended Exhibit A, pursuant to Section 11.6 herein, if such amendment is not acceptable to the Trust; provided, however, that any such termination by the Trust shall not be effective until State Street has had a reasonable opportunity to act upon the Trust’s notice of termination.  The termination of this Agreement shall not affect the rights and obligations of the parties which have accrued prior to such termination.

11.9.        Notices.  All notices, request, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided: (a) by hand (in which case, it will be effective upon delivery); (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or (c) by internationally recognized overnight courier service (in which case, it will be effective on the business day after being deposited with such courier service); in each case, to the address (or facsimile number) listed below:

If to State Street:

                State Street Bank and Trust Company

                200 Clarendon Street

                Boston, Massachusetts 02116

                Attention: Sheila McClorey

                Facsimile number: (617) 937-0464

If to the Trust:

                Martin Currie Business Trust

                c/o Martin Currie, Inc.

                Saltire Court

                20 Castle Terrace

                Edinburgh, Scotland  EH1 2ES

                Attention: Clerk

                Facsimile number:  011-44-131-222-2554

If to Martin Currie, Inc.:

                Martin Currie, Inc.

                Saltire Court

                20 Castle Terrace

                Edinburgh, Scotland  EH1 2ES

                Attention:  Jacqui Hughes

                Facsimile number:  011-44-131-222-2554

11.10       Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

11.11       Limitations of Liability of Trustees and Shareholders.   A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf by its duly authorized representative as of the date first above written.

WITNESSED BY:		STATE STREET BANK AND TRUST COMPANY:

By:		By:	/s/ Francis Koudelka
Name:		Name:	Francis Koudelka
Title:		Title:	Senior Vice President

WITNESSED BY:		MARTIN CURRIE BUSINESS TRUST

By:	/s/ Lorraine McFarlane	By:	/s/ Timothy J.D. Hall
Name:	Lorraine McFarlane	Name:	Timothy J.D. Hall
Title:	Clerk	Title:	President

Exhibit A

Procedures

State Street agrees to perform the duties set forth below with respect to the ownership or attempted ownership of shares in the series of the Trust set forth on Exhibit B, subject to and in accordance with the terms and conditions of this Agreement.

I.             Requests for New Account.

Upon receipt of an application to open an Account (as defined in Part V Below), State Street shall determine whether the application includes such information as State Street deems necessary or appropriate under the circumstances to form a reasonable opinion that it knows the true identity of such applicant and open the Account.  For an application to open an Account for a U.S. Person (as defined in Part V below), such information shall include either: (a) each Customer’s (as defined in Part V below) (1) name, (2) date of birth (for individuals only); (3) address (for an individual, a residential or business street address or, if none, an Army Post Office or Fleet Post Office box number or the residential or business street address of next of kin or of another contact individual;  for a person other than an individual (e.g., corporation, partnership or trust), a principal place of business, local office or other physical location); and (4) Taxpayer Identification Number (as defined in Part V below) or reasonable evidence that such person has submitted an application for a Taxpayer Identification Number, provided that State Street is able to confirm with reasonable certainty that such application was filed prior to opening the Account and it receives assurances from the Customer or the Trust that the Taxpayer Identification Number will be provided within a reasonable period of time after the Account is opened; or (b) a certification from the Trust or an authorized employee of Martin Currie, Inc. to the successful verification of the Customer’s identity in accordance with the Trust’s CIP and the manner in which the Customer’s identity was verified, as well as a copy of any documentary evidence used in connection with such verification.  For an application to establish an Account for a Non-U.S. Person (as defined in Part V below), such information shall include a certification from the Trust or an authorized employee of Martin Currie, Inc. as to the successful verification of the Customer’s identity in accordance with the Trust’s CIP and the manner in which the Customer’s identity was verified, as well as copies of any documentary evidence used in connection with such verification.  Upon receipt of a certification and a copy of documentary evidence from the Trust or an authorized employee of Martin Currie, Inc. pursuant to clause (b) of this paragraph, State Street may establish an Account and deem the Customer’s identity verified without further inquiry or verification.

If State Street determines that the application does not include such information as it deems necessary or appropriate under the circumstances to form a reasonable belief that it knows the true identity of the Customer, it shall not open the Account and, within one business day of receipt of the application: (a) if State Street received the application directly from the Customer, it shall by facsimile or overnight courier request the necessary information from the Customer, with a copy of such request to the Trust c/o Martin Currie, Inc., and notify the Customer in the request that unless the information is provided within five business days of the request State Street will thereafter return the application as incomplete and return any funds earmarked for deposit in such Account to the

Customer; or (b) if State Street received the application from Martin Currie, Inc., it shall request the information from Martin Currie, Inc. and notify Martin Currie, Inc. in the request that unless the information is provided within five business days of the request State Street will thereafter return the application as incomplete and return any funds earmarked for deposit in such Account to Martin Currie, Inc.  If the Customer or Martin Currie, Inc., as applicable, does not provide the necessary information within five business days of State Street’s request or sooner notifies State Street that it will not provide the necessary information, State Street shall thereafter promptly return the application as incomplete, return any funds earmarked for deposit in such Account to the Customer or Martin Currie, Inc., as applicable, and notify the Trust c/o Martin Currie, Inc. of such action.

The trade date for the purchase of shares on a new Account shall not be prior to the date on which State Street deems the application in good order and complete as to Customer information.

II.           Identity Verification

Upon opening a new Account State Street will verify the identity of the Customer using the information supplied on the application.

State Street shall deem the Customer’s identity verified if: (a) the information relating to the Customer on the application matches (i) information obtained from a consumer reporting agency, public database or other source reasonably deemed appropriate by State Street, or (ii) documentary evidence reasonably deemed appropriate by State Street; or (b) the Trust or an authorized employee of Martin Currie, Inc. certifies to the successful verification of the Customer’s identity in accordance with the Trust’s CIP, the manner in which the Customer’s identity was verified and provides copies of any documentary evidence used in connection with such verification.  Examples of acceptable documentary evidence include, for an individual, unexpired government-issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, such as a driver’s license or a passport; and for an entity, documents showing the existence of the entity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or trust instrument.  Upon receipt of a certification and a copy of documentary evidence from the Trust or an authorized employee of Martin Currie, Inc. pursuant to clause (b) of this paragraph, State Street may establish an Account and deem the Customer’s identity verified without further inquiry or verification.

In cases where State Street is unable to verify the identity of a Customer as described above, State Street and the Trust or an authorized employee of Martin Currie, Inc. shall cooperate to verify the identity of such Customer.  If, after such cooperation, State Street still cannot verify the identity of such Customer, State Street shall promptly close the Account.

                State Street acknowledges that, in the case of certain new Accounts opened by Customers who are not individuals, there may be cases where the foregoing verification methods standing alone will not allow State Street to form a reasonable belief that it knows the true identity of the Customer (e.g., an Account opened in the name of a corporation, partnership or trust that is created or conducts substantial business in a jurisdiction that has been designated by the United States as a primary money laundering concern).  In such cases State Street and the Trust or an authorized employee of Martin Currie, Inc. shall cooperate to obtain and verify identification information regarding the individuals with authority or control over such Account (including persons authorized to effect transactions in the Account) and each beneficiary of such Account, and to compare the names of such persons against the lists set forth on Exhibit C.  If, after such cooperation, State Street still cannot verify the identity of any individual with authority or control over such Account or any beneficiary of the Account, State Street and the Trust or an authorized employee of Martin Currie, Inc. shall agree on any action to be taken with respect to such individual, beneficiary or the Account; provided, however, that if no agreement can be reached State Street may take such action as it deems reasonably necessary with respect to such individual, beneficiary or Account, including refusing to add such individual or beneficiary to the Account or closing the Account.

To the extent permitted by applicable law, State Street shall redeem any shares in a closed Account at the closing net asset value of the shares on the prior business day to the day on which the Account is closed and shall forward the proceeds to the Customer.

State Street shall make and retain for not less than five years after the Customer’s Account is closed a copy of all information obtained pursuant to Part I of these Procedures with respect to such Account.  State Street shall also maintain for not less than five years after the record is made, a copy of any document and a description of any non-documentary method relied upon pursuant to Part II of these Procedures including a description of the resolution of any substantive discrepancy discovered when verifying any identifying information obtained pursuant to Part I of these Procedures, and the results of any measures undertaken to verify the identity of the Customer.

III.                              Comparison Against Lists Set Forth on Exhibit C

New Accounts

Upon opening a new Account State Street will compare the name of each Customer and each authorized signer and beneficiary of the Account against the lists set forth on Exhibit C to determine whether such Customer, authorized signer or beneficiary appears on any such list.  The Trust shall notify State Street if it identifies any other lists issued by the Office of Foreign Assets Control or other federal regulatory authority which the Trust believes should be included on Exhibit C; in which case State Street shall consider amending Exhibit C to include such lists if in State Street’s opinion it is a list applicable to the Trust and one that is appropriate for State Street to incorporate into the Procedures.  An amendment to Exhibit C shall be made in a writing and signed by both parties.

Existing Accounts

Each month, or as otherwise agreed to by the parties, State Street shall compare the name of each Customer, authorized signer and beneficiary against the lists set forth on Exhibit C to determine whether such Customer, authorized signer or beneficiary appears on any such list.

Compliance

State Street shall comply with any information request issued by FinCEN pursuant to Section 314(a) of the USA PATRIOT Act or the regulations thereunder, as currently in effect, by notifying the Trust of any match to be reported.  The Trust shall notify State Street of any amendments to

Section 314(a) or the regulations thereunder or any other federal directive applicable to the Trust which it believes is issued in connection with one or more of the lists set forth on Exhibit C; in which case if, upon receipt of such notice State Street, in its reasonable opinion, believes such amendment or directive is issued in connection with any list set forth in Exhibit C, State Street shall cooperate and assist the Trust in complying with such amendment or directive.

Nothing in these Procedures shall require a party to file a 314(a) report or other similar report on behalf of the other party.  Notwithstanding anything else to the contrary in the Agreement or these Procedures, if in the Trust’s reasonable opinion State Street’s cooperation and assistance in complying with any such federal directives is inadequate, the Trust may terminate the Agreement immediately upon written notice to State Street.

IV.          Suspicious Activity Monitoring.

State Street shall assist the Trust in monitoring Accounts for Suspicious Activity (as defined in Part V below) by performing the Procedures set forth in this Part IV.  To facilitate the monitoring of Suspicious Activity, State Street shall establish for each Account an activity profile (the “Profile”) based on the transactional history of the Account for the immediately preceding twelve month time period or such shorter period if the Account has been established for less than a year.  The Profile will be based upon the number of purchase, redemption, exchange and transfer transactions as well as the average dollar amount of such purchases, redemptions, exchanges and transfers during such period.  The Profile shall not include other types of transactional activity (e.g., dividends, share adjustments and stock splits).  Each initial Profile shall be approved in writing by the Trust or an authorized employee of Martin Currie, Inc.  The Trust understands and acknowledges that each Profile may change from time to time automatically to reflect additional Account activity and experience and to improve the efficacy of the Profile.  If, in State Street’s opinion, the Profile is not as effective as it could be in establishing account activity for purposes of monitoring Suspicious Activity on behalf of the Trust, State Street may revise the Profile and not subject such revised Profile to any automatic changes; in which case State Street shall so notify the Trust and the Profile, as revised, shall not change except as mutually agreed upon by the parties in writing.  On a daily basis, State Street will input the purchase, redemption, exchange, and transfer transactions on each Account into its database to identify any transaction that does not correspond to the established Account Profile or, upon request by Trust, rules agreed to by the parties.  With respect to each newly established Account, State Street will review transactions in the Account for thirty (30) days following the initial deposit into such Account to determine whether any such transaction or transactions, in its reasonable discretion, is or may be Suspicious Activity.

State Street shall cause its employees involved in monitoring Suspicious Activity on behalf of the Trust to participate in ongoing training on the detection of Suspicious Activity.

Unless prohibited by applicable law, rule or regulation, order, judgment, decree or binding agreement to which State Street is subject or in violation of or prejudicial to any attorney-client privilege which may be invoked by State Street:  (i) State Street shall notify the Trust of any activity that, in State Street’s reasonable discretion, is Suspicious Activity or may be Suspicious Activity; (ii)  after any such notice, the parties shall cooperate and each party shall promptly provide to the other party such additional information in such party’s possession concerning the activity (including information about the Customer and Account to which the activity relates) that the other party reasonably requests for the purpose of evaluating the suspiciousness of the activity; and (iii) each party shall document its findings concerning the activity to the other party.  State Street, if it deems appropriate will prepare a draft SAR on Form SAR-SF and send a copy to the Trust for review.  The Trust shall review the SAR and provide comments, if any, to State Street.  State Street will file the appropriate report(s) on its own behalf  and that of the Trust (“joint filing”) with the applicable regulators and comply with instructions of appropriate regulator(s) which may include, without limitation, freezing the account and its assets, refusing to add an authorized signer or beneficiary to the account, and/or closing the account. State Street shall provide to the Trust a copy of each SAR filed with supporting documentation which State Street will maintain for five (5) years.

The Trust acknowledges that State Street does not accept cash equivalents (including bank notes and bank drafts) in connection with any Account.

V.           Definitions

As used in this Exhibit A, the following terms shall have the meanings set forth below:

1.  “Account” means any contractual or other business relationship between a person and the Trust established to effect transactions in securities issued by the Trust, including the purchase or sale of securities.  Account does not include:

(a) An account that the Trust acquires through any acquisition, merger, purchase of assets, or assumption of liabilities; or

(b) An account opened for the purpose of participating in an employee benefit plan established under the Employee Retirement Income Security Act of 1974.

2.  “Customer” means:

(a) A person that opens a new Account; and

(b) An individual who opens a new Account for an individual who lacks legal capacity, such as a minor, or for an entity that is not a legal person, such as a civic club.

Customer does not include:

(a) A Financial Institution regulated by a Federal Functional Regulator (each as defined below) or a bank regulated by a state bank regulator;

(b) A person described in 31 CFR 103.22(d)(2)(ii)-(iv); or

(c) A person that has an existing Account with the Trust, provided that the Trust has a reasonable belief that it knows the true identity of the person.

3.  “Federal Functional Regulator” is defined at 31 CFR 103.120(a)(2).

4.  “Financial Institution” is defined at 31 U.S.C. 5312(a)(2) and (c)(1).

5.  “Non-U.S. Person” means a person that is not a U.S. Person (as defined below).

6.  “Suspicious Activity” includes, without limitation, any transaction in which State Street knows, suspects, or has reason to suspect that the transaction (or a pattern of transactions of which the transaction is a part): (i) involves funds derived from illegal activity or is intended or conducted to hide or disguise funds or assets derived from illegal activity (including without limitation, the ownership, nature, source, location, or control of such funds or assets) as part of a plan to violate or evade any federal law or regulation or to avoid any transaction reporting requirement under federal law or regulation; (ii) is designed, whether through structuring or other means, to evade any requirements of this part or any other regulations promulgated under the Bank Secrecy Act; (iii) has no business or apparent lawful purpose or is not the sort in which the particular Customer would normally be expected to engage, and State Street knows of no reasonable explanation for the transaction after examining the available facts, including the background and possible purpose of the transaction; or (iv) involves use of any series of the Trust to facilitate criminal activity.

7.  “Taxpayer Identification Number” is defined by section 6109 of the Internal Revenue Code of 1986 (26 U.S.C. 6109) and Internal Revenue Service regulations implementing that section (e.g., social security number or employer identification number).

8.  “U.S. Person” means:

(a) A United States citizen; or

(b) A person other than an individual (such as a corporation, partnership or trust), that is established or organized under the laws of a State or the United States.

Exhibit B

MCBT Opportunistic EAFE Fund

MCBT Global Emerging Markets Fund

MCBT All Countries World ex U.S. Fund

MCBT Pan European Select Fund

MCBT Global Equity Fund

Exhibit C

OFAC SDN List

http://www.tres.gov/offices/enforcement/ofac/sdn/

OFAC Country Sanction Programs

http://www.treas.gov/offices/enforcement/ofac/programs

Her Majesty’s Treasury

http://www.hm-treasury.gov.uk/documents/financial_services/sanctions/fin_sanctions_index.cfm

Canadian Consolidated List (OSFI)

http://www.osfi-bsif.gc.ca/osfi/index_e.aspx?DetailID=525

Exhibit D

I. SUSPICIOUS ACTIVITY MONITORING

Per account per month	1.25

II. COMPARISON AGAINST LISTS

Per name (customer, authorized signer, beneficiary)	0.70

III. IDENTITY VERIFICATION

Per name (customer, authorized signer, beneficiary)	1.00

IV. AUDIT SUPPORT

The fund will incur the expense for all audit related requests requiring documentation preparation and support at a cost of $50.00/hour

V. OUT OF POCKET EXPENSES

Overnight packages, microfilm, microfiche	At Cost

VI. TERM

Fees are in effect for a period of two years from execution date.

VII. AUTHORIZATION

Martin Currie Business Trust	State Street Corporation

By	By

Title	Title
Officer of Investor Products and Services

Date	Date

Exhibit E

Form of Certification

[Date]

Board of Trustees

Martin Currie Business Trust

Saltire Court

20 Castle Terrace

Edinburgh, Scotland   EH1 2ES

Pursuant to the Amended and Restated Anti-Money Laundering Delegation Agreement (the “Agreement”) between Martin Currie Business Trust (the “Trust”) and State Street Bank and Trust Company (“State Street”), dated May 30, 2008, State Street hereby certifies that it has carried out the Procedures set out in Exhibit A in accordance with the terms of the Agreement and that all reports required to be made by State Street to the Trust under the Agreement have been made.

Very truly yours,

State Street Bank and Trust Company

By:
Name:
Title: